Exhibit 4.2

FIRST AMENDMENT TO THE

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP

THIS FIRST AMENDMENT (this “Amendment”), dated as of October 20, 2011, to the Second Amended and Restated Agreement of Limited Partnership of Independence Realty Operating Partnership, LP (the “Operating Partnership Agreement”), dated as of April 29, 2011, is entered into by Independence Realty Trust, Inc. a Maryland corporation, as general partner (the “General Partner”), and RAIT NTR Holdings, LLC, a Delaware limited liability company, as the Special Limited Partner (the “Special Limited Partner”).

WHEREAS, the General Partner formed Independence Realty Operating Partnership, LP (the “Operating Partnership”) as a limited partnership on March 27, 2009 pursuant to the Revised Uniform Limited Partnership Act of the State of Delaware and filed a certificate of limited partnership with the Secretary of State of the State of Delaware, February 22, 2011;

WHEREAS, pursuant to Section 14.1 of the Operating Partnership Agreement, the General Partner and the Special Limited Partner, the only Limited Partner (as defined in the Operating Partnership Agreement) whose rights are adversely affected by this Amendment, desire to amend the provisions of the Operating Partnership Agreement, on the terms and subject to the conditions set forth herein.

NOW THEREFORE, pursuant to Section 14.1 of the Operating Partnership Agreement, the General Partner and the Special Limited Partner hereby agree to all of the foregoing statements and as follows:

1. The Operating Partnership Agreement is hereby amended as follows:

(a) Section 8.7(c) is deleted and replaced in its entirety with the following:

(c) Upon the occurrence of a Termination Event or the Listing, the Special Limited Partnership Units shall be redeemed for an aggregate amount equal to the amount that would have been distributed to the Special Limited Partner under Section 5.1(b) if all assets of the Partnership had been sold for their fair market value and all liabilities of the Partnership had been satisfied in full according to their terms. Such redemption shall occur no later than thirty (30) days after the date of a Termination Event and no later than 240 days after the Listing. In determining the fair market value of the assets of the Partnership, (i) in connection with a Termination Event, the General Partner shall obtain an appraisal of the assets of the Partnership (excluding any assets which may be readily marked to market) and (ii) in connection with the Listing, the General Partner shall make such determination (a) taking into account, in the event of a Listing on a national securities exchange only, the market value of the General Partner’s listed shares based upon the average closing price, or average of bid and asked prices, as the case may be, during a period of thirty (30) days during which such shares are traded beginning one hundred and twenty (120) days after the Listing or (b) taking into account the value of the General Partner’s shares based upon the initial public offering price in the event of an underwritten public offering. Payment to the Special Limited Partner upon a Termination Event or a Listing shall be paid, at the Special Limited Partner’s discretion, in the form of (a) shares of the General Partner’s common stock or (b) a promissory note which shall not bear interest. In the event the Special Limited Partner elects to receive shares of the General Partner’s common stock and the General Partner’s shares are not listed on a national securities exchange, at the option of the Special Limited Partner, the Special Limited Partner and the General Partner shall enter into an agreement whereby the General Partner shall register such shares of common stock with the Commission. However, any payments under a promissory note may not be made in connection with a Termination Event until either (a) the closing of asset sales that result in aggregate, cumulative distributions to the Partners (other than the Special Limited Partner) of the Partnership from operating income, sales proceeds and other sources in an amount equal to their Capital Contributions to the Partnership plus a 7.0% cumulative non-compounded annual pre-tax return thereon, or (b) a Listing (each a “Subsequent Liquidity Event”). In addition, the principal amount of the promissory note issued in connection with a Termination Event will be subject to reduction as of the date of the Subsequent Liquidity Event by an amount that will ensure that, in connection with the Subsequent Liquidity Event, the Special Limited Partner does not receive in excess of 10% of the distributions that are made or are deemed to be made by the Partnership after the Partners (other than the Special Limited Partner) have received or are deemed to have received aggregate, cumulative distributions equal to their Capital Contributions to the Partnership plus a 7.0% cumulative non-compounded annual pre-tax return thereon.

2. Except as set forth in this Amendment, the provisions of the Operating Partnership Agreement shall remain unmodified and in full force and effect.

3. This Amendment may be executed in two counterparts, each of which shall be deemed an original but together shall constitute one and the same instrument, with the same effect as if both parties had signed the same signature page.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

GENERAL PARTNER:

INDEPENDENCE REALTY TRUST, INC.

By:		/s/ JACK E. SALMON
Jack E. Salmon
President and Chief Financial Officer

SPECIAL LIMITED PARTNER:

RAIT NTR HOLDINGS, LLC

	By:	RAIT Partnership, LP, its sole member

		By:	RAIT General, Inc., its general partner

			By:	/S/ RAPHAEL LICHT
Raphael Licht
Chief Operating Officer